Taubman Centers, Inc.	T 248.258.6800
200 East Long Lake Road	www.taubman.com
Suite 300
Bloomfield Hills, Michigan
48304-2324

CONTACT:

Karen Mac Donald
Taubman, Director, Communications
248-258-7469
kmacdonald@taubman.com

Barbara Baker
Taubman, Vice President, Investor Relations
248-258-7367
bbaker@taubman.com

FOR IMMEDIATE RELEASE

TAUBMAN ANNOUNCES ACQUISITIONS OF ADDITIONAL INTERESTS IN INTERNATIONAL PLAZA AND WATERSIDE SHOPS

BLOOMFIELD HILLS, Mich., December 19, 2012 - - Taubman Centers, Inc. (NYSE: TCO)
today announced the acquisition of an additional 49.9 percent interest in International Plaza (Tampa, Fla.) and an agreement to acquire an additional 25 percent interest in Waterside Shops (Naples, Fla.).

The company acquired its additional interest in International Plaza from CSAT, LP, increasing its ownership in the center to 100 percent. The $437 million purchase price for CSAT, LP's interest in the center consists of $275 million of cash and approximately $162 million of beneficial interest in debt.

“We are pleased to have an opportunity to increase our ownership interest in International Plaza. The acquisition will be accretive and the center is in a strong, growing market,” said Robert S. Taubman, chairman, president and chief executive officer of Taubman Centers. “Since its opening in 2001, International Plaza has become the dominant upscale shopping center in the Tampa market. It's a highly productive asset, with sales per square foot above our portfolio average.”

International Plaza is located at the center of the Tampa metroplex, on the grounds of Tampa International Airport. The 1,202,000 square foot center, which opened in September 2001, is anchored by Dillard's, Neiman Marcus, and Nordstrom.

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The company has agreed to acquire a 50 percent interest in Waterside Shops from an affiliate of Oregon PERS (Oregon PERS) on a pari passu basis with an affiliate of The Forbes Company. Upon closing, the company's ownership in the center will be 50 percent, the remaining interests are owned by an affiliate of The Forbes Company. The $155 million purchase price for Oregon PERS' interest in the center consists of $72.5 million of cash and $82.5 million of beneficial interest in debt. The company's share of cash and beneficial interest in debt are $36.3 million and $41.3 million, respectively. The transaction is subject to lender approval and is expected to close within 10 days thereafter. The Forbes Company will continue to lease and manage the center.

“We are delighted to build upon our successful partnership with Forbes by increasing our ownership in Waterside,” said Mr. Taubman. “This highly productive, luxury oriented center complements our portfolio.”

Waterside Shops is located in the heart of Naples on the northwest corner of Seagate Drive and Tamiani Trail North (U.S. 41). The 336,000 square foot center, which opened in November 1992, is anchored by Nordstrom and Saks Fifth Avenue and was completely renovated between 2006 and 2008.

The seller in each transaction was represented by Eastdil Secured, LLC.

About Taubman
Taubman Centers is an S&P MidCap 400 Real Estate Investment Trust engaged in the ownership, management and/or leasing of 28 regional, super-regional and outlet shopping centers in the U.S. and Asia. Taubman's U.S. owned properties are the most productive in the publicly held U.S. regional mall industry. Taubman is currently developing Taubman Prestige Outlets Chesterfield in Chesterfield, Missouri; The Mall at University Town Center in Sarasota, Florida; The Mall of San Juan in San Juan, Puerto Rico; and shopping malls in Xi'an, China and Hanam, South Korea.  Taubman Centers is headquartered in Bloomfield Hills, Michigan and Taubman Asia, the platform for Taubman Centers' expansion into China and South Korea, is headquartered in Hong Kong.  Founded in 1950, Taubman has over 60 years of experience in the shopping center industry.  For more information about Taubman, visit www.taubman.com.

About The Forbes Company
Based in Southfield, Michigan, The Forbes Company is a nationally recognized owner, developer and manager of iconic regional shopping centers, recognized throughout their respective markets for their retail innovation, fashion leadership, distinctive architecture and luxury appointments. In addition to Somerset Collection, these properties include: The Gardens Mall in Palm Beach Gardens, Florida; The Mall at Millenia in Orlando, Florida; and Waterside Shops in Naples, Florida.

For ease of use, references in this press release to “Taubman Centers,” “company,” “Taubman” or an operating platform mean Taubman Centers, Inc. and/or one or more of a number of separate, affiliated entities. Business is actually conducted by an affiliated entity rather than Taubman Centers, Inc. itself or the named operating platform

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This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management's current views with respect to future events and financial performance. The forward-looking statements included in this release are made as of the date hereof. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to the global credit environment and the continuing impacts of the recent U.S. recession, other changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, fluctuations of foreign currency, adverse changes in the retail industry, general development risks, and integration and other acquisition risks. Other risks and uncertainties are discussed in the company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.